UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2009

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On October 26, 2009, Kana Software, Inc. (“KANA” or the “Company”), a Delaware corporation, and Kay Technology Corp, Inc. (“Purchaser”), a Delaware corporation entered into an asset purchase agreement (the “Agreement”), pursuant to which, and subject to satisfaction or waiver of the conditions therein, Purchaser will purchase substantially all of the assets of KANA, including the capital stock of KANA’s subsidiaries (the “Transaction”) for an aggregate purchase price of approximately $48.9 million less the amount of KANA’s transaction expenses, and subject to downward adjustment if certain third party consents are not obtained prior to closing. The purchase price is also subject to adjustment based on KANA’s net working capital and net debt at closing.

$1.3 million of the purchase price will be held in escrow until February 15, 2011 to satisfy KANA’s indemnification obligations for certain specified contingencies. In addition, immediately prior to the consummation of the Transaction, all unvested and outstanding options other than options held by non-employee directors shall be accelerated such that they will be exercisable prior to the closing of the Transaction. In addition, employees of the Company with in-the-money options who accept employment with Purchaser and allow their options to expire will receive a bonus from Purchaser equal to the difference between the exercise price and the purchase price paid to the Company divided by the number of outstanding shares of common stock of the Company (the “Common Stock”).

The consummation of the Transaction is conditioned upon, among other things, the adoption of the Agreement by the holders of a majority of the outstanding shares of Common Stock, the absence of any injunctions against the Transaction, no material adverse effect to KANA’s financial or other condition, assets, liabilities or results of operation subject to certain exclusions, no breach of KANA’s representations and warranties relating to (i) due organization and good standing, (ii) due authority to enter into the transaction, (iii) the absence of any conflicts under KANA’s material contracts, applicable legal requirements, permits and governmental approvals as a result of the transaction, (iv) title to the shares in KANA’s subsidiaries and (v) the absence of any material adverse effect on KANA since December 31, 2008, no breach of KANA’s other representations and warranties that would constitute a material adverse effect on KANA, and no material breach of KANA’s covenants. The consummation of the Transaction is also subject to receipt of certain third-party consents and the delivery of customary closing documents.

In order to induce Purchaser to enter into the Agreement, each member of KANA’s Board of Directors, each executive officer of KANA, and Carlson Capital, a stockholder of the Company have entered into voting agreements with Purchaser (each, a “Voting Agreement”) pursuant to which they agreed to, among other things, vote an aggregate of approximately 22% of the Company’s Common Stock held by them in favor of the adoption of the Agreement and against any competing proposal. Under certain circumstances, these voting agreements will survive termination of the Agreement for up to nine months. The description contained in this Item 1.01 of certain terms of the Voting Agreements is qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is attached hereto as Exhibit 99.2.

The foregoing description in this Item 1.01 of certain terms of the Agreement and the transactions contemplated thereby and the Voting Agreement is qualified in its entirety by reference to the full text of the agreements, copies of which are attached hereto as Exhibits 2.1 and 99.2, respectively, and are incorporated herein by reference.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about KANA. The Agreement contains representations and warranties that the parties to the Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in KANA’s public disclosures.

Additional Information about the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, KANA intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF KANA ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY KANA WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by KANA with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of KANA may obtain free copies of the documents filed with the SEC by contacting KANA. Requests may be made by contacting KANA’s Investor Relations at (650) 614-8160 or InvestorRelations@KANA.com. You may also read and copy any reports, statements and other information filed by KANA with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

KANA and its executive officers and directors may be deemed to be participants in the solicitation of proxies from KANA stockholders in favor of the proposed transaction. Certain executive officers and directors of KANA have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under severance arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

Warrant Amendment Agreement

On October 26, 2009, KANA entered into an agreement to amend the amended and restated Stock Purchase Warrants issued to NightWatch Capital Partners LP, NightWatch Capital Partners II, LP (collectively “NightWatch Capital”) and RHP Master Fund, Ltd. (together with NightWatch Capital “Investors”) on September 29, 2005 and October 25, 2005 and the Stock Purchase Warrants issued to the Investors on October 25, 2005 (collectively, the “Warrants”) to extend the exercise period for the Warrants by an additional two years such that the Warrants dated September 29, 2005 will expire on September 29, 2012 and the Warrants dated October 25, 2005 will expire on October 25, 2012. In addition, the Warrants were amended to change their treatment in an all cash asset sale or merger of KANA, such that if substantially all of KANA’s assets are sold for cash, the Warrants will remain outstanding on the same terms and conditions and will not be assumed by the purchaser of KANA’s assets, and if KANA is acquired by means of an all-cash merger, the Warrants will become exercisable for merger consideration upon consummation of the merger transaction.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2009, KANA’s Board of Directors approved a retention bonus plan of $600,000, to be paid following the closing under the Agreement to executives of the Company. The determination of the persons to be eligible to receive such bonuses, and the allocation of this amount among such persons, will be determined by the Compensation Committee of KANA’s Board of Directors. If, after accrual of these bonuses, and all other adjustments to the Purchase Price (as defined in the Agreement), the Purchase Price divided by the total number of shares outstanding at the Closing, is less than $1.05, the aggregate amount of these bonuses will be reduced by $20,000 for each $0.01 below $1.05 in final proceeds.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2009, KANA amended Section 11 of its Bylaws, which permits and provides a process for stockholders to nominate candidates for election to the Board of Directors. Prior to this amendment, the Bylaws required that nominations by stockholders be preceded by written notification received by the secretary of KANA not less than 120 days prior to any meeting of stockholders called for the election of directors. As amended, this 120 days notice is still generally required, but if the annual meeting of stockholders is not held on a date that is thirteen months after the date of the prior year’s annual meeting of stockholders, then only 30 days notice will be required. KANA’s next annual meeting of stockholders will be more than 13 months after the prior years’ meeting, and accordingly this shorter notice period will apply at this next meeting.

The foregoing description of the amendment to KANA’s Bylaws is qualified in its entirety by reference to the amended and restated Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events

On October 27, 2009, KANA issued a press release announcing its entry into the Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

On October 25, 2009, KANA’s Board of Directors granted a waiver under its rights plan to permit Carlson Capital to purchase 9,060,157 shares of Common Stock currently held by KVO Capital Management LLC (“KVO”) and Nightwatch Capital, and up to 3,098,169 additional shares of Common Stock. KANA adopted its rights plan in January 2006 to protect KANA’s ability to carry forward and utilize its net operating losses. In order to prevent an “ownership change,” as defined in the Internal Revenue Code, the rights plan imposes a significant penalty upon any person or group that acquires 4.9% or more of the Company’s outstanding Common Stock without the prior approval of KANA’s board of directors. Due to the passage of time, KANA now has increased flexibility, and has accordingly determined that it could permit purchases of a these shares by Carlson Capital without causing an “ownership change.”

On October 26, 2009, Carlson Capital, L.P. (“Carlson Capital”) advised KANA that it had acquired 9,060,157 shares of Common Stock from KVO and Nightwatch Capital. Carlson Capital has executed a voting agreement with Purchaser. The description contained in this Item 8.01 of the Voting Agreement with Carlson Capital is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

2.1	Asset Purchase Agreement dated October 26, 2009 by and among KANA Software, Inc. and Kay Technology Corp, Inc.*

3.1	Amended and Restated Bylaws of Kana Software, Inc. as currently in effect

10.1	Amendment to Stock Purchase Warrants dated October 26, 2009 by and among Kana Software, Inc., NightWatch Capital Partners LP, NightWatch Capital Partners II, LP and RHP Master Fund, Ltd.

99.1	Press release dated October 27, 2009

99.2	Form of Voting Agreement executed by officers and directors of the Company

99.3	Voting Agreement and Irrevocable Proxy dated October 26, 2009 by and between Kay Technology Corp., Inc. and Double Black Diamond Offshore Ltd. and Carlson Capital, L.P.

*	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). KANA hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/S/ JAY A. JONES
Jay A. Jones
Interim Chief Financial Officer

Date: October 27, 2009

EXHIBIT INDEX

Number	Description

2.1	Asset Purchase Agreement dated October 26, 2009 by and among KANA Software, Inc. and Kay Technology Corp, Inc.*

3.1	Amended and Restated Bylaws of Kana Software, Inc. as currently in effect

10.1	Amendment to Stock Purchase Warrants dated October 26, 2009 by and among Kana Software, Inc., NightWatch Capital Partners LP, NightWatch Capital Partners II, LP and RHP Master Fund, Ltd.

99.1	Press release dated October 27, 2009

99.2	Form of Voting Agreement executed by officers and directors of the Company

99.3	Voting Agreement and Irrevocable Proxy dated October 26, 2009 by and between Kay Technology Corp., Inc. and Double Black Diamond Offshore Ltd. and Carlson Capital, L.P.

*	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). KANA hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.